Exhibit 99.1

Progenics Initiates Phase 2 Clinical Trial of Methylnaltrexone to
Treat Post-Operative Ileus; New Findings Show MNTX Also Stimulates GI Motility in Absence of Opioids

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--May 13, 2003--Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX) announced today that it has initiated a phase 2 clinical trial of its investigational drug, methylnaltrexone (MNTX), for post-operative ileus (POI), a paralysis of the gastrointestinal tract that often occurs after surgery.
    The Company estimates that each year more than four-million patients are at high risk for developing POI, a condition with no approved treatment. POI contributes to prolonged hospital stays and thereby increases healthcare costs.
    During surgery, the body releases endogenous opioids that bind to receptors in the gut and result in POI. This condition is exacerbated by opioid pain medications that most patients receive after surgery. Ileus can lead to the inability to tolerate oral liquids or solid food, nausea and vomiting, discomfort, and constipation. Because patients cannot be discharged until gastrointestinal function is restored, these effects are the leading cause of prolonged post-operative hospital stays. By blocking opioid receptors within the gastrointestinal tract, MNTX is designed to treat ileus.
    "Virtually all patients who undergo abdominal, laproscopic, or prolonged surgical procedures experience bowel dysfunction," said Robert J. Israel, M.D., Progenics' Senior Vice President of Medical Affairs. "If MNTX can reverse this form of bowel paralysis, it has the potential for broad clinical utility in post-operative patients. We believe that physicians may be able to use MNTX to decrease the duration and severity of post-operative ileus and to accelerate recovery and discharge."
    To evaluate the tolerability and clinical activity of MNTX in POI, a multi-center, randomized, double-blind study is being conducted in 60 individuals who have undergone colectomies, the removal of all or part of the colon. Colectomies typically have a long period of ileus, often five days or more.
    Shortly after surgery, patients will receive either placebo or a
0.30 mg/kg dose of intravenous MNTX. Study medication will then be administered every six hours until the recovery of bowel function. The endpoints of the study include restoration of bowel function and discharge eligibility. The Company also plans to initiate a phase 2 study of MNTX later this year in another patient population at high risk for ileus, women who have undergone hysterectomies.

    New Data Show That MNTX Stimulates Gastrointestinal Mobility in Absence of Opioids

    Prior to entering the phase 2 trial in post-operative ileus, the Company completed a phase 1 clinical trial of MNTX dosing in normal volunteers. In this study, twelve individuals received intravenously administered MNTX (0.30 mg/kg) every six hours for three days. Repeated dosing with MNTX produced a 20% (p(less than)0.05) decrease in mean oral-cecal transit time, a measure of the rate at which ingested food moves through the gastrointestinal tract. These findings suggest that endogenous opioids may play a role in the modulation of gastrointestinal motility. There were no serious side effects reported in the study. A presentation of these data is scheduled for the Digestive Disease Week conference of the American Gastroenterological Association (AGA) in Orlando, on May 20, 2003.
    "These phase 1 studies showed for the first time that MNTX stimulates gastrointestinal motility in normal subjects," said Chun-Su Yuan, M.D., Ph.D., Associate Professor, Department of Anesthesia and Critical Care, Pritzker School of Medicine, The University of Chicago, and lead author of the AGA presentation. "Our findings suggest that in addition to potential utility in post-operative ileus and opioid induced constipation MNTX may be useful in other disorders of impaired bowel motility."
    Progenics is developing MNTX in three parallel clinical programs to address unmet medical needs in broad markets. Subcutaneous dosing of MNTX for opioid-induced bowel dysfunction in advanced medical illness (AMI) is being evaluated in a phase 3 clinical trial. Recently the Company reported positive phase 2 clinical trial results in the AMI setting. Intravenous dosing for post-operative ileus is in phase 2, and a phase 1 clinical trial of an oral formulation of MNTX for use in individuals taking opioids chronically is planned for this year.

    Company Profile

    Progenics Pharmaceuticals, Inc. of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company applies its expertise in immunology and molecular biology to develop biopharmaceuticals to fight viral diseases, such as human immunodeficiency virus (HIV) infection, and cancers, including malignant melanoma and prostate cancer. In symptom management and supportive care, therapies are being developed to provide patients with an improved quality of life. Progenics' most clinically advanced product is methylnaltrexone, a compound in phase 3 clinical testing that is designed to block the debilitating side effects of opioid analgesics without interfering with pain palliation. The Company is conducting multi-dose phase 2 clinical trials with its lead HIV product, PRO 542, a viral-entry inhibitor and is in preclinical development with PRO 140 and other follow-on product candidates in HIV infection. The Company is developing cancer immunotherapies based on PSMA (prostate-specific membrane antigen) technology and currently is conducting phase 1 clinical studies of a therapeutic prostate cancer vaccine. GMK is a cancer vaccine in phase 3 clinical trials for the treatment of malignant melanoma.

    DISCLOSURE NOTICE: The information contained in this document is as of May 13, 2003. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions they are identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence when or proceed as planned, the risks and uncertainties associated with dependence upon the actions of the Company's corporate, academic and other collaborators and of government regulatory agencies, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and other periodic filings with the Securities and Exchange Commission to which investors are referred for further information. In particular, the Company cannot assure you that any of the their programs will result in a commercial product.
    Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor's Note: Additional information on Progenics is available at http://www.progenics.com.

    CONTACT: Progenics Pharmaceuticals, Inc.
             Richard W. Krawiec, Ph.D., 914/789-2800
             rkrawiec@progenics.com